Exhibit 23.3-Auditors' Consent KPMG LLP




CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors McKenzie Bay International, Ltd.

We consent to the use of our report dated November 30, 2002 with respect to the consolidated balance sheet of McKenzie Bay International, Ltd. and its subsidiaries as of September 30, 2002, and the related consolidated statements of loss, changes in stockholders' equity (deficit) and cash flows for the year then ended, incorporated herein and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP
Chartered Accountants
Montreal, Canada
November 9, 2004